UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

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SAGA COMMUNICATIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

NOTICE OF ANNUAL MEETING
May 13, 2019

To the Stockholders of
Saga Communications, Inc.

Notice is hereby given that the Annual Meeting of the Stockholders of Saga Communications, Inc. (the “Company”) will be held at the Company’s corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, on Monday, May 13, 2019, at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”), for the following purposes:

(1)	To elect directors for the ensuing year and until their successors are elected and qualified;
(2)	To ratify the appointment of UHY LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019;
(3)	To vote on a stockholder proposal to amend the Company’s articles of incorporation and/or bylaws to adopt a majority voting standard in uncontested director elections; and
(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Stockholders of record on March 27, 2019 will be entitled to notice of and to vote at this Annual Meeting. You are invited to attend the Annual Meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the Annual Meeting.

By Order of the Board of Directors,

MARCIA LOBAITO
Secretary

April 17, 2019

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the Annual Meeting and vote in person, the proxy will not be used.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Stockholders to Be Held on May 13, 2019.

This proxy statement and our 2018 Annual Report are available at: www.envisionreports.com/SGA.

You may obtain directions to the Annual Meeting by sending a written request to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236.

i

SAGA COMMUNICATIONS, INC.

73 Kercheval Avenue
Grosse Pointe Farms, Michigan 48236

PROXY STATEMENT

Annual Meeting of Stockholders
May 13, 2019

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by Saga Communications, Inc. (the “Company”) on behalf of the Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders to be held on Monday, May 13, 2019 (the “Annual Meeting”), and at any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting. All stockholders of record of our Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) at the close of business on March 27, 2019, will be entitled to vote. The stock transfer books will not be closed. This proxy statement and the accompanying proxy card were first mailed to stockholders on or about April 17, 2019.

Stockholders attending the Annual Meeting may vote by ballot. However, since many stockholders may be unable to attend the Annual Meeting, the Board is soliciting proxies so that each stockholder at the close of business on the record date has the opportunity to vote on the proposals to be considered at the Annual Meeting.

Registered stockholders can simplify their voting and save us expense by voting by telephone or by the Internet. Telephone and Internet voting information is on the proxy card. Stockholders not voting by telephone or Internet may return the proxy card. Stockholders holding shares through a bank or broker should follow the voting instructions on the form they receive from the bank or broker. The availability of telephone and Internet voting will depend on the bank’s or broker’s voting process.

Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by filing a later-dated proxy with us, by attending the Annual Meeting and voting in person, or by notifying us of the revocation in writing to our Chief Financial Officer (“CFO”) at 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Proxies received in time for the voting and not revoked will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice will be voted “FOR” the election of each nominee for director listed in Proposal 1, “FOR” Proposal 2, and “AGAINST” Proposal 3.

The holders of record of a majority of the issued and outstanding shares of Common Stock entitled to vote, voting as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, present in person or represented by proxy, will constitute a quorum for the transaction of business. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

As of March 27, 2019, we had outstanding and entitled to vote 5,033,078 shares of Class A Common Stock and 922,918 shares of Class B Common Stock.

In the election of directors, the holders of Class A Common Stock, voting as a separate class with each share of Class A Common Stock entitled to one vote per share, elect two of our directors. The holders of the Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, elect the remaining five directors. For Proposal 2 and Proposal 3, and any other matters to be voted on at the Annual Meeting, the holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

If you withhold your vote with respect to the election of the directors or abstain from voting on Proposal 2 or Proposal 3, your shares will be counted for purposes of determining a quorum. The two nominees to be elected by holders of Class A Common Stock and the five nominees to be elected by holders of Class A Common Stock and Class B Common Stock, voting together, who receive the greatest number of votes cast for their election will be elected directors. Votes that are withheld will be excluded entirely from the vote on the election of directors and will therefore have no effect on the outcome. With respect to Proposal 2 and Proposal 3, stockholders may vote in favor of or against the proposal, or abstain from voting. The affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock, voting together, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, is required for the adoption of Proposal 2 and Proposal 3.

If your shares are held in “street name” (the name of a bank, broker, or other nominee), the nominee may require your instructions in order to vote your shares. If you give your nominee instructions, your shares will be voted as directed. If you do not give your nominee instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. Proposal 2 will be considered routine. For all other proposals, brokers are not permitted to vote your shares in their discretion. Proposal 1 and Proposal 3 will not be considered routine and, therefore, brokers will not have discretionary authority to vote on them. A “broker non-vote” occurs when a broker holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purposes of determining a quorum, but will not be considered entitled to vote on the proposal in question.

In some instances we may deliver only one copy of this proxy statement and the 2018 Annual Report to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and the 2018 Annual Report to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our CFO at (313) 886-7070, and requests in writing should be sent to Saga Communications, Inc., Attention: Chief Financial Officer, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our Class A Common Stock and Class B Common Stock, as of March 27, 2019, for (i) our Chief Executive Officer (“CEO”), CFO, our other three most highly compensated executive officers as of December 31, 2018, (ii) each of our directors and nominees, (iii) all of our current directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our Class A Common Stock. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Saga Communications, Inc., 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Except as indicated by footnote, each person identified in the table possesses sole voting and investment power with respect to all shares of Class A Common Stock and Class B Common Stock shown held by them. The number of shares of Class A Common Stock and Class B Common Stock outstanding used in calculating the percentage for each listed person includes shares of Class A Common Stock and Class B Common Stock underlying any options held by such person that are exercisable within sixty calendar days of March 27, 2019, but excludes shares of Class A Common Stock and Class B Common Stock underlying any options held by any other person. Percentage of beneficial ownership is based on the total number of shares of Class A Common Stock and Class B Common Stock respectively outstanding as of March 27, 2019.

	Number of Shares				Percent of Class
Name	Class A		Class B		Class A	Class B
Catherine A. Bobinski	13,613	(1)(2)(3)	0		*	n/a
Clarke R. Brown, Jr.	5,339	(2)	0		*	n/a
Samuel D. Bush	22,901	(2)(3)	0		*	n/a
Edward K. Christian	3,056	(3)	922,918	(4)	*	100.0%
Timothy J. Clarke	2,960	(2)	0		*	n/a
Roy F. Coppedge III	3,333	(2)	0		*	n/a
Christopher S. Forgy(5)	3,645	(2)(3)	0		*	n/a
Warren S. Lada(6)	23,170	(2)	0		*	n/a
Marcia K. Lobaito	15,893	(2)(3)(7)	0		*	n/a
G. Dean Pearce	623	(2)	0		*	n/a
Gary G. Stevens	9,713	(2)	0		*	n/a
All directors, nominees and executive officers as a group (11 persons)	104,246	(8)	922,918	(4)	2.1%	100.0%
TowerView LLC	1,161,936	(9)	0		23.1%	n/a
T. Rowe Price Associates, Inc.	688,018	(10)	0		13.7%	n/a
Royce & Associates, LP	585,369	(11)	0		11.6%	n/a
FMR LLC	507,601	(12)	0		10.1%	n/a
Dimensional Fund Advisors LP	422,049	(13)	0		8.4%	n/a
BlackRock, Inc.	299,782	(14)	0		6.0%	n/a

*	Less than 1%
(1)	Includes 701 shares of Class A Common Stock with shared voting or dispositive power.
(2)	Includes the following grant of Class A Common Restricted Stock (without any reduction for sales of such restricted stock) which vest in one-third increments on November 6, 2017, 2018, and 2019 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 1,481 shares; Mr. Brown, 434 shares; Mr. Bush, 2,798 shares; Mr. Clarke, 434 shares; Mr. Coppedge, 434 shares; Mr. Lada, 3,128 shares; Ms. Lobaito, 1,687 shares; Mr. Stevens, 874 shares; and Mr. Forgy, 617 shares. Also, includes the following grant of Class A Common Restricted Stock which vest in one-third increments on November 6, 2018, 2019, and 2020 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 2,435 shares; Mr. Brown, 390 shares; Mr. Bush, 3,915 shares; Mr. Clarke, 400 shares; Mr. Coppedge, 390 shares; Mr. Lada, 4,270 shares; Ms. Lobaito, 2,670 shares, Mr. Pearce, 155 shares, Mr. Stevens, 790 shares; and Mr. Forgy, 485 shares. In addition, includes the following grant of Class A Common Restricted Stock which vest in one-third increments on November 6, 2019, 2020, and 2021 unless reporting person is no longer an employee or director, respectively, on the application date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest): Ms. Bobinski, 2,204 shares; Mr. Brown, 468 shares; Mr. Bush, 3,857 shares; Mr. Clarke, 599 shares; Mr. Coppedge, 468 shares; Ms. Lobaito, 2,369 shares; Mr. Pearce, 468 shares; Mr. Stevens, 944 shares; and Mr. Forgy, 1,570 shares.
(3)	Includes shares owned indirectly through the Company’s 401(k) Plan as follows: Ms. Bobinski, 546 shares; Mr. Bush, 1,236 shares; Mr. Christian, 3,056 shares; Ms. Lobaito, 546 shares, and Mr. Forgy, 190 shares.
(4)	Includes the grant of 25,294 shares Class B Common Restricted Stock which vest in one-third increments on November 6, 2017, 2018, and 2019 unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes the grant of 29,000 shares Class B Common Restricted Stock which vest in one-third increments on November 6, 2018, 2019, and 2020, unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes the grant of 36,629 shares Class B Common Restricted Stock which vest in one-third increments on November 6, 2019, 2020, and 2021, unless reporting person is no longer an employee on the applicable date (if, however, the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest).
(5)	On May 24, 2018, Mr. Forgy was promoted to Senior Vice President of Operations of the Company.
(6)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018.
(7)	Includes 1,077 shares of Class A Common Stock with shared voting or dispositive power.
(8)	Includes an aggregate grant of 11,270 shares of Class A Common Restricted Stock which vest in one-third increments on November 6, 2017, 2018, and 2019 unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), an aggregate grant of 18,495 shares of Class A Common Restricted Stock which vest on one-third increments on November 6, 2018, 2019, and 2020, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest), and an aggregate grant of 12,947 shares of Class A Common Restricted Stock which vest on one-third increments on November 6, 2019, 2020, and 2021, unless reporting person is no longer an employee or director, respectively, on the applicable date (if, however, the reporting person is an employee or director, respectively, on the occurrence or deemed occurrence of a change-in-control, all restricted stock shall vest). In addition, includes 5,574 shares owned indirectly through the Company’s 401(k) Plan. Also, includes 1,778 shares of Class A Common Stock with shared voting or dispositive power.
(9)	According to its Form 4 filed with the SEC on June 14, 2017, TowerView LLC, a Delaware limited liability company controlled by Daniel R. Tisch, has sole voting and dispositive power with respect to 1,161,936 shares. The principal address of TowerView LLC is 460 Park Avenue, New York, New York, 10022.
(10)	According to their most recent joint Schedule 13G/A filed with the SEC on February 14, 2019, T. Rowe Price Associates, Inc., an investment adviser, and T. Rowe Price Small-Cap Value Fund, Inc., an investment company, have sole voting power with respect to 127,806 and 560,212 shares, respectively, and have sole dispositive power with respect to 688,018 and 0 shares, respectively. Their principal address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(11)	According to its most recent Schedule 13G/A filed with the SEC on January 16, 2019, Royce & Associates, LP is an investment adviser, and has sole voting and dispositive power with respect to 585,369 shares. The principal address of Royce & Associates, LP is 745 Fifth Avenue, New York, New York 10151.
(12)	According to its most recent joint Schedule 13G/A filed with the SEC on February 13, 2019, the 507,601 shares reported reflect securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, as a parent holding company, certain of its subsidiaries and affiliates, and other companies. Sole power to vote or direct the voting of 86,127 shares resides with the boards of trustees of various investment companies advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. FMR LLC, certain of its subsidiaries and affiliates, and other companies have sole dispositive power with respect to 507,601 shares. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, and as such, may be deemed to form a controlling group with respect to FMR LLC. The principal address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(13)	According to its most recent Schedule 13G/A filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP (“Dimensional Fund”) is an investment adviser to four investment companies and an investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (the “Funds”), and in certain cases, its subsidiaries may act as an adviser or sub-adviser to certain of the Funds. Dimensional Fund and its subsidiaries may be deemed to be the beneficial owner of shares owned by the Funds. Dimensional Fund disclaims beneficial ownership of such shares. The principal address of Dimensional Fund is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(14)	According to its most recent Schedule 13G/A filed with the SEC on February 6, 2019, BlackRock, Inc., as a parent holding company, has sole voting power with respect to 292,987 and sole dispositive power with respect to 299,782 shares held by various of its subsidiaries. The principal address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

PROPOSAL 1 — ELECTION OF DIRECTORS

The persons named below have been nominated for election as directors at the Annual Meeting. The directors who are elected shall hold office until the 2020 Annual Meeting of Stockholders and the election and qualification of their successors. It is intended that the two persons named in the first part of the following list will be elected by the holders of Class A Common Stock voting as a separate class with each share of Class A Common Stock entitled to one vote per share, and that the five persons named in the second part of the list will be elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. This means the director nominees receiving the highest number of “FOR” votes will be elected as directors.

All nominees are members of the present Board. Each of the nominees for director has consented to being named a nominee in this proxy statement and has agreed to serve as a director, if elected at the Annual Meeting. If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.

The following table provides information as of the date of this proxy statement about each nominee. The information presented includes information that each director has given us about his age, all positions he holds, and his principal occupation and business experience for at least the past five years. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees, as required by our Corporate Governance Guidelines, possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders as a whole. Further, each nominee has demonstrated business acumen as well as a commitment of service to our Board.

The Board recommends a vote “FOR” each of the following nominees:

Name and Age	Principal Occupation During the Past Five Years	Director Since
Directors to be elected by holders of Class A Common Stock:
Roy F. Coppedge III, 71	Senior Advisor, BV Investment Partners (formerly Boston Ventures Management) from 2012 to 2017. From 1983 to 2012, Mr. Coppedge was Managing Director of BV Investment Partners.	June 2013
We believe that Mr. Coppedge’s qualifications to sit on our Board include his more than twenty-five years in the private equity investment industry, primarily at a firm that has made investments in seventy-eight private companies that have operated in the specific industries: media, communications, broadcasting, entertainment, and information and business services.
G. Dean Pearce, 57	CEO of Pearce Development, LLC and a member of the Executive Board of the Radio Music License Committee.	May 2017
We believe that Mr. Pearce’s qualifications to sit on our Board include his thirty years in the broadcast industry, including the creation of his own broadcast enterprise, Apex Media Corporation, and senior positions in Progressive Communications and Radio South, owners of highly successful radio properties in the southeast.

Name and Age	Principal Occupation During the Past Five Years	Director Since
Directors to be elected by holders of Class A and Class B Common Stock, voting together:
Edward K. Christian, 74	President, CEO and Chairman of Saga Communications, Inc. and its predecessor since 1986.	March 1992
We believe that Mr. Christian’s qualifications to sit on our Board include his more than forty years of professional service in the broadcast industry, including his more than twenty-five years as our founder and our Chairman, CEO, and President.
Timothy J. Clarke, 74	President and Owner, Clarke Company from 1987 to present.	December 2013
We believe that Mr. Clarke’s qualifications to sit on our Board include his more than twenty-five years in the advertising and public relations industry, including twenty as president of a full service advertising and public relations agency servicing markets that included radio and television.
Gary G. Stevens, 79	Managing Director, Gary Stevens & Co. (a media broker) since 1988. From 1977 to 1985, Mr. Stevens was Chief Executive Officer of the broadcast division of Doubleday & Co. From 1986 to 1988, Mr. Stevens was a Managing Director of the then Wall Street investment firm of Wertheim, Schroder & Co.	July 1995
We believe that Mr. Stevens’ qualifications to sit on our Board include his more than fifty years in the broadcast industry, including eight as chief executive officer of a major broadcast group. In addition, his experience as a managing director of an investment firm and his knowledge of capital and finance are of significant value to the Company.
Clarke R. Brown, Jr., 78	Retired; President of Jefferson-Pilot Communications Company from 1991 to June 2005.	July 2004
We believe that Mr. Brown’s qualifications to sit on our Board include his thirty-eight years in the broadcast industry, including fourteen years as President of the radio division of a then-public company.
Warren Lada, 64	Retired; Chief Operating Officer of the Company from March 2016 to June 30, 2018. Mr. Lada began his broadcast career in 1976 and served in various capacities for several broadcast companies before joining Saga in 1991. He initially served as General Manager of WAQY, Rock 102 in Springfield, MA and Regional Vice President for Saga Communications of New England. Mr. Lada held several positions during his twenty-seven years with the Company.	May 2018
We believe that Mr. Lada’s qualifications to sit on our Board include his twenty-seven years in the broadcast industry working for Saga, including over two years as Chief Operating Officer of the Company.

CORPORATE GOVERNANCE

We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace and ensuring that we are managed for the long-term benefit of our stockholders. Our business affairs are conducted under the direction of our Board. Our Board strives to ensure the success and continuity of our business through the selection of a qualified management team. It is also responsible for ensuring that our activities are conducted in a responsible and ethical manner.

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for both the Finance and Audit Committee and the Compensation Committee are posted on the “Investor Relations — Corporate Governance” page of our website at www.sagacommunications.com, and will be provided free of charge to any stockholder upon written request to our corporate Secretary at our corporate headquarters.

We are a “controlled company” under the NASDAQ’s corporate governance listing requirements because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Mr. Christian, our President, CEO, and Chairman. Mr. Christian owns approximately 65% of the combined voting power of our Class A and Class B Common Stock with respect to those matters on which Class B Common Stock is entitled to ten votes per share. As such, we are not required: (i) to have a majority of our directors be “independent,” (ii) to have the compensation of our CEO determined or recommended to a board of directors by a compensation committee comprised of independent directors or by a majority of the independent directors on such board of directors, or (iii) to have director nominations either selected, or recommended for the board of directors’ selection, by either a nominating committee comprised solely of independent directors or by a majority of the independent directors. Although not required, we have, as disclosed below, adhered to (i) and (ii) above.

Board of Directors

Director Independence

Our Board has determined that Mr. Brown, Mr. Clarke, Mr. Coppedge, and Mr. Stevens are “independent” directors within the meaning of the NASDAQ’s listing requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines. Prior to the election of directors, and following the election of directors at the Annual Meeting, independent directors constituted, and will constitute, respectively, a majority of the Board.

Board Meetings; Lead Director

Our Board held a total of four meetings during 2018. Each incumbent director attended at least 75% of the total number of meetings of the Board and any committees of the Board on which he served during 2018. Prior to being appointed a director, Mr. Lada attended the 2018 Annual Meeting of Stockholders. None of our other directors, other than Mr. Christian, attended the meeting. The Board has designated the longest serving independent member of the Board, Mr. Stevens, as the Lead Director to preside at regularly scheduled non-management executive sessions of the Board.

Communications with the Board

Stockholders and interested parties may communicate with the Board or any individual director by sending a letter to Saga Communications, Inc., 73 Kercheval Ave., Grosse Pointe Farms, Michigan 48236, Attention: Lead Director (or any individual director or directors). The CFO or the corporate Secretary will receive the correspondence and forward it to the Lead Director or to the individual director or directors to whom the communication is directed. The CFO and the corporate Secretary are authorized to review, sort and summarize all communications received prior to their presentation to the Lead Director or to the individual director or directors to whom the communication is addressed. If such communications are not a proper matter for Board attention, such individuals are authorized to redirect such communication to the appropriate department. For example, stockholder requests for materials or information will be redirected to investor relations personnel.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, along with certain charters of the Board’s committees, provide the framework under which we are governed. The Corporate Governance Guidelines address the functions and responsibilities of our Board and provide a consistent set of principles for the Board members and management to follow while performing their duties. The Corporate Governance Guidelines are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 and NASDAQ’s listing requirements. Our Corporate Governance Guidelines address, among other things:

•	director qualification and independence standards;
•	the duties and responsibilities of the Board and management;
•	regular meetings of the independent directors;
•	how persons are nominated by the Board for election as directors;
•	limitations on Board service;
•	the principles for determining director compensation;
•	the organization and basic function of Board committees;
•	the annual compensation review of the CEO and other executive officers;
•	the Board’s responsibility for maintaining a management succession plan;
•	director access to senior management and the ability of the Board and its committees to engage independent advisors; and
•	the annual evaluation of the performance of the Board and its committees.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to all of our directors, officers, and employees, including the CEO, CFO, and Corporate Controller. The Code of Business Conduct and Ethics addresses those areas in which we must act in accordance with law or regulation, and also establishes the responsibilities, policies, and guiding principles that will assist us in our commitment to adhere to the highest ethical standards and to conduct our business with the highest level of integrity. Any amendments to the Code of Business Conduct and Ethics applying to, as well as any waivers granted to, the CEO, CFO, Corporate Controller or person performing similar functions relating to the code of ethics definition enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be disclosed on our website.

Board Committees and Their Functions

Our Board has a Finance and Audit Committee and a Compensation Committee. The charters of the Finance and Audit Committee and the Compensation Committee are available on our website.

Finance and Audit Committee

The members of the Finance and Audit Committee currently consist of Messrs. Clarke, Coppedge, and Pearce. Mr. Clarke is the Chairman of the Finance and Audit Committee. The Board designated Mr. Clarke as an “audit committee financial expert” as that term is defined in the SEC rules. The Board has determined that all members of the Finance and Audit Committee are independent as required by the rules of the SEC, and that Messrs. Clarke and Coppedge are independent under the NASDAQ’s listing requirements. Additionally, Mr. Pearce is not considered “independent” under the NASDAQ listing requirements as a result of his ownership and position in each of Apex Media Corporation (“AMC”) and Pearce Development, LLC f/k/a Apex Real Property, LLC (“ARP”). Mr. Pearce owns all of the issued and outstanding equity interests in each of AMC and ARP, and also serves as President of each of these companies. Effective as of September 1, 2017, we purchased from AMC and ARP substantially all of the assets related to the operation of certain South Carolina radio and translator stations. While Mr. Pearce is considered independent under the SEC rules, because he is the owner and President of each of AMC and ARP, Mr. Pearce is not considered “independent”

under the NASDAQ listing requirements. However, given Mr. Pearce’s experience handling numerous tax returns and statements, supervising internal books and corporate accountants, and collaborating with outside accounting firms to produce tax returns, we believe Mr. Pearce’s membership on the Finance and Audit Committee is required by the best interests of the Company and its stockholders.

The Finance and Audit Committee is responsible for retaining and overseeing our independent registered public accounting firm and approving the services performed by it; for overseeing our financial reporting process, accounting principles, the integrity of our financial statements, and our system of internal accounting controls; and for overseeing our internal audit function. The Finance and Audit Committee is also responsible for overseeing our legal and regulatory compliance and ethics programs. The Finance and Audit Committee operates under a written charter. The Finance and Audit Committee held four meetings in 2018. See “Finance and Audit Committee Report” below.

Compensation Committee

The Compensation Committee consists of Messrs. Brown and Stevens, each of whom is independent under NASDAQ’s listing requirements. Mr. Stevens is the Chairman of the Compensation Committee. The Compensation Committee is responsible for making a recommendation of the compensation of the CEO without management present, with such recommendation then presented to the Board for final determination. With respect to the compensation of the other executive officers, the CEO provides input and makes recommendations to the Compensation Committee, the Compensation Committee then makes a recommendation to the Board, and the Board decides the compensation to be paid to such executive officers. The Compensation Committee also reviews director compensation and makes recommendations to the Board for the Board’s approval with respect to such review.

The Compensation Committee is also responsible for administering our stock plans, our Second Amended and Restated 2005 Incentive Compensation Plan, as amended (“2005 Incentive Compensation Plan”), and the Chief Executive Officer Annual Incentive Plan, as amended (“CEO Plan”), except to the extent that such responsibilities have been retained by the Board. The Compensation Committee has delegated to management certain day-to-day operational activities related to the stock and incentive compensation plans. The Compensation Committee operates pursuant to a written charter. The Compensation Committee held seven meetings in 2018. See “Compensation Committee Report” below.

Under its charter, the Compensation Committee has the authority to retain and terminate any independent legal, financial, or other advisers it considers necessary to carry out its responsibilities without conferring with or obtaining the approval of management or the Board. This authority includes the authority to retain and terminate any compensation consultant used to assist in evaluation of director, CEO, or executive officer compensation. Under the charter, the Company is required to provide the Compensation Committee with sufficient funding to exercise its authority.

Director Nomination Process

The Board does not have a nominating committee. Rather, due to the size of the Board and the Board’s desire to be involved in the nomination process, the Board as a whole identifies and evaluates each candidate for director, and recommends a slate of director nominees to the stockholders for election at each annual meeting of stockholders. Stockholders may recommend nominees for election as directors by writing to the corporate Secretary.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended nominees, the Board considers the following qualifications: relevant management and/or industry experience; high personal and professional ethics, integrity and values; a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; independence pursuant to NASDAQ’s guidelines; and an ability and willingness to devote sufficient time to carrying out his or her duties. The Company’s Corporate Governance Guidelines also provide that the Company endeavors to have a Board representing a diverse experience in areas that are relevant to the Company’s activities. All of our directors have relevant management and/or industry experience which they use to provide valuable advice and direction in connection with their oversight of the Company. Every director has been an executive officer responsible for leading and managing his company’s operations. With respect to the nomination of continuing directors for re-election, each individual’s contributions to the Board are also considered. The Company believes that the backgrounds and qualifications of the directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. Nominees are not selected or discriminated against on the basis of gender, national origin, disability, race, religion, sexual orientation, or any other basis proscribed by law.

Identifying Director Nominees; Consideration of Nominees of the Stockholders

While the Board does not have a charter detailing the director nomination process, the Board may employ a variety of methods for identifying and evaluating director nominees. The Board regularly assesses the size of the Board, the need for particular expertise on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board considers various potential candidates for director which may come to the Board’s attention through current Board members, professional search firms, stockholders, or other persons. These candidates are evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

The Board will consider candidates recommended by stockholders when the nominations are properly submitted. The deadlines and procedures for stockholder submissions of director nominees are described below under “Stockholder Proposals and Director Nominations for Annual Meetings.” Following verification of the stockholder status of persons recommending candidates, the Board makes an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a stockholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Board as part of its review. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Board, a potential candidate nominated by a stockholder is treated like any other potential candidate during the review process by the Board.

Board Leadership Structure

The Board believes that the Company’s CEO is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Chairman/CEO is totally immersed in the Company’s day-to-day operations and is in the best position to bring his ideas to the independent directors. The independent directors can then use their collective experience, oversight, and expertise to bear in determining the strategies and priorities the Company should follow. The Board believes that the combined role of Chairman and CEO promotes the best interests of the Company and makes the best use of the expertise of the Chairman/CEO and his unique insights into the challenges facing the Company, the opportunities available to the Company, and the operations of the Company. Together, the Chairman/CEO and independent directors develop the strategic direction of the Company. Once developed, management is accountable for the execution of the strategy. The Board believes that this is the appropriate balance of having a fully informed Chairman and independent oversight. In connection with this, the Company’s Corporate Governance Guidelines provide that the independent directors shall meet at least annually in executive session without management or non-independent directors present and that the longest serving independent member of the Board is designated as the “Lead Director” and will preside at such meetings. The Corporate Governance Guidelines also provide that if an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO and the Lead Director. Further, the Corporate Governance Guidelines provide, as set forth in further detail above, that stockholders wishing to contact the Board may address their correspondence to the Lead Director (or any individual director).

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, cybersecurity, and strategic (with respect to the Company as a whole and with respect to each station and the markets in which each station is located). The Board receives these reports from the appropriate officer within the organization to enable it, pursuant to the Corporate Governance Guidelines, to assess the major risks facing the Company and review options for their mitigation. The Finance and Audit Committee, pursuant to the Finance and Audit Committee’s charter, is required to discuss policies with respect to risk assessment and risk management as relates to the Company’s financial statements and financial reporting process. During the meeting of the Board, the Chairman or any other member of the Finance and Audit Committee reports on any applicable discussion relating to risk to the Board.

FINANCE AND AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Our management is responsible for the preparation, presentation, and integrity of our financial statements, the accounting and financial reporting principles, and the internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for an integrated audit of our financial statements and internal control over financial reporting. The integrated audit is designed to express an opinion on our consolidated financial statements and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Finance and Audit Committee’s responsibility is generally to monitor and oversee these processes.

In performing its oversight function, the Finance and Audit Committee:

•	Met to review and discuss our audited financial statements for the year ended December 31, 2018 with our management and our independent auditors;
•	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•	Received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Finance and Audit Committee concerning independence, and discussed the independent auditors’ independence with them.

While the Finance and Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Finance and Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management. The independent registered public accounting firm is responsible for planning and conducting its audits.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Finance and Audit Committee referred to above and in its charter, the Finance and Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Finance and Audit Committee
Timothy J. Clarke (Chair), Roy F. Coppedge III, and G. Dean Pearce

PROPOSAL 2 — TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the Finance and Audit Committee’s charter, each year the Finance and Audit Committee appoints the Company’s independent auditor, after considering, among other things, the independent auditor’s independence, its services, and its fees for audit and non-audit services. After considering these matters, the Finance and Audit Committee appointed UHY to be our independent registered public accounting firm for the fiscal year ended December 31, 2019.

The Board is asking the stockholders to ratify the appointment of UHY. The holders of the Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. In accordance with Delaware General Corporation Law the appointment will be ratified by a majority vote of the shares entitled to vote thereon present in person or represented by proxy at the Annual Meeting. Although stockholder ratification of the appointment is not required, if the stockholders do not ratify the appointment, the Finance and Audit Committee will consider such vote in its decision to appoint the independent registered public accounting firm for 2020.

The Finance and Audit Committee and the Company’s Board believe that the retention of UHY as the Company’s independent registered public accounting firm is in the best interest of the Company and its shareholders. Representatives of UHY are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders.

Fees Paid to UHY LLP

The following table presents the fees paid by us for professional services rendered by our current independent registered public accounting firm, UHY LLP, for the fiscal years ended December 31, 2018 and 2017.

Fee Category	2018 Fees	2017 Fees
Audit fees	$279,543	$292,941
Audit-related fees	$19,633	$35,000
Tax fees	$38,791	$47,553
All other fees	$—	$—
Total fees	$337,967	$375,494

Audit Fees

Audit fees were for professional services rendered and expenses related to the audit of our consolidated financial statements, audit of internal controls, and reviews of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “audit fees.” These services include employee benefit plan audits, accounting consultations in connection with acquisitions, and consultations concerning financial accounting and reporting standards.

Tax Fees

Tax fees were for professional services for federal, state and local tax compliance for the Company’s income tax returns and benefit plans.

Policy for Pre-Approval of Audit and Non-Audit Services

The Finance and Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent auditors are permitted to perform for us under applicable federal securities regulations. As permitted by the applicable regulations, the Finance and Audit Committee’s policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent auditor and pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed by the Finance and Audit Committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others. The Finance and Audit Committee has delegated to the Chair of the Finance and Audit Committee the authority to approve permitted services provided that the Chair reports any decisions to the Finance and Audit Committee at its next scheduled meeting.

The pre-approval policy was implemented effective as of May 6, 2003, as required by the applicable regulations. All engagements of the independent auditor to perform any audit services and non-audit services since that date have been pre-approved by the Finance and Audit Committee in accordance with the pre-approval policy. The policy has not been waived in any instance.

The Board recommends a vote “FOR” ratification of the appointment of UHY LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

PROPOSAL 3 — STOCKHOLDER PROPOSAL FOR
MAJORITY VOTING STANDARD IN UNCONTESTED DIRECTOR ELECTIONS

The Company has been notified that the California Public Employees’ Retirement System (“CalPERS”), P.O. Box 2749, Sacramento, California 95812-2749, the beneficial owner of at least $2,000 in market value of the Company’s common stock on the date the proposal was submitted and for at least the preceding year, intends to present the following proposal at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, for which we and our Board accept no responsibility, are set forth below:

RESOLVED, that the shareowners of Saga Communications, Inc. (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

Is accountability by the Board of Directors important to you? As a longterm shareowner of the Company, CalPERS thinks accountability is of paramount importance. This is why we are sponsoring this proposal. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90% of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.

The Company’s Statement in Opposition to the Proposal

The Board recommends a vote “AGAINST” Proposal 3.

The Board is committed to sound corporate governance policies and practices, and has carefully considered CalPERS proposal. Because, as discussed below, the Board is unable to implement the proposal to achieve its objective, and for the other reasons discussed below, the Board does not believe the proposal is in the best interests of the Company and its stockholders.

We are a “controlled company” under the NASDAQ’s corporate governance listing requirements because more than 50% of the combined voting power of our Common Stock (Class A and Class B shares) is held by Mr. Christian, our President, CEO, and Chairman. Mr. Christian owns approximately 65% of the combined voting power of our Class A and Class B Common Stock with respect to those matters on which Class B Common Stock is entitled to ten votes per share. These matters include the election of five of our seven directors.

Implementation of the proposal to achieve its stated goal of allowing a majority of stockholders who cast votes to defeat the election of a director nominee can only be accomplished by amending the Company’s certificate of incorporation to eliminate the 10-to-1 voting preference for the Class B Common Stock. Without such an amendment, the owner of our Class B Common Stock will continue to hold a controlling majority of votes for five of our directors. Neither the Board nor the Company has the authority to amend the certificate of incorporation to change this preference and, therefore, implementation of the proposal to achieve its goal is impossible without Mr. Christian’s vote in the affirmative.

Eliminating the voting preference for the Class B Common Stock would constitute an adverse change in the powers and preferences of that class. Under § 242(b)(2) of the Delaware General Corporation Law, such a change would require the approval of the holder of the Class B Common Stock, voting separately. Consequently, for the Company to implement the proposal, the Company would need Mr. Christian to negotiate, and ultimately to agree, to amend the certificate of incorporation and change the voting rights of the Class B Common Stock, at least as they apply to director elections.

Mr. Christian, acting solely in his capacity as the beneficial owner of the Class B Common Stock with the power to control the vote of such stock, has provided the Company with a written statement confirming that he (i) will not support the proposal, because the proposal would adversely and materially impact his property and shareholder rights, (ii) will respond in the negative to any encouragement by the Board, or any attempts at discussion or negotiation by the Board, to relinquish any of his preexisting rights in the Class B Common Stock, (iii) will not engage in any discussions or negotiations regarding any proposed amendment to the certificate of incorporation and/or bylaws that give effect to the proposal or any similar proposal and (iv) will vote against any such proposed amendment to the certificate of incorporation and/or bylaws that seeks to limit the voting rights of the Class B Common Stock. Mr. Christian has undertaken to inform the Board should he ever choose to change his position on these issues. Thus, Mr. Christian has made futile and effectively foreclosed the ability of the Company to take steps required to implement the proposal by making clear in his statement that he is unwilling to engage in any discussions or negotiations or be responsive to encouragement to amend the certificate of incorporation, and that he would vote against any such amendment.

Plurality voting is the default standard under Delaware law for the election of directors. It assures that a corporation does not have “failed elections.” That is, an election in which a director is not chosen and a vacancy on the board results. If directors are not elected or are otherwise required to resign upon failing to receive a majority of the votes cast, as set forth in the current proposal, the Company may face uncertainty as to satisfying certain NASDAQ listing requirements or other governance regulations, such as those relating to committee composition or the maintenance of an audit committee financial expert.

The Company believes its stockholders are satisfied with the composition of its Board and the Company’s financial performance, as all of the Company’s directors have consistently been elected by the affirmative vote of substantially more than a majority of the outstanding shares of the holders voting for such directors, whether they are holders of Class A Common Stock or Class B Common Stock. A majority of our Board is made up of independent directors within the meaning of NASDAQ requirements and based on the Board’s application of the standards of independence set forth in our Corporate Governance Guidelines, even though such strong independence is not required for a controlled company. In considering candidates for our Board, we examine a number of different criteria, including (i) relevant management and industry experience; (ii) high personal and professional ethics, integrity and values; (iii) a commitment to representing the long-term interests of our stockholders as a whole rather than special interest groups or constituencies; (iv) candidate independence; and (v) an ability and willingness to devote sufficient time to carrying out his or her duties. We believe that the backgrounds and qualifications of our directors provide a significant composite mix of experience, knowledge and abilities that permit the Board to fulfill its oversight responsibilities. The Company is committed to continuing to pursue the optimum mix of talent, experience and diversity among our directors to do the very best job for the Company and our stockholders.

For all of the reasons discussed above, the Board recommends that the stockholders vote “AGAINST” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis outlines our compensation objectives and policies for our executive officers. It explains how we make executive compensation decisions, the data we use, and the reasoning behind the decisions that we make.

Following the Compensation Discussion and Analysis are tables and other information that explain the compensation for our executive officers, including discussion of the potential compensation of our executive officers following termination of employment under different situations.

These tables and narratives assist us in communicating our compensation plans to our stockholders.

Administration and Oversight

The Compensation Committee (under this heading, the “Committee”) is comprised solely of independent directors. The responsibilities of the Committee include our management compensation programs and the compensation of our executive officers. In 2018, the Committee was responsible for recommending to the Board the compensation of the CEO without management present. With respect to the compensation of the other executive officers, the CEO provided input and made recommendations to the Committee, and the Committee then made a recommendation to the Board. The Board decides the compensation of all of the Company’s executive officers; however, bonuses and performance criteria with respect to the CEO under the CEO Plan are determined by the Committee. The Committee is also responsible for administering the 2005 Incentive Compensation Plan and the CEO Plan.

Executive Compensation Objectives and Policies

The Committee believes that in order to maximize stockholder value, we must have a compensation program designed to attract and retain superior management at all levels in the organization. The objective of the management program is to both reward short-term performance and motivate long-term performance so that management’s incentives are aligned with the interests of the stockholders. The Committee believes that management at all levels should have a meaningful equity participation in the ownership of our Company, although no specific target level of equity holdings has been established for management by the Committee. While the Committee has awarded both restricted stock and options in the past, since the downturn in the economy in 2009, the Committee determined not to award any restricted stock or options in 2009, 2010, 2011, and 2012. In March 2013, we engaged Towers Watson Pennsylvania Inc., a subsidiary of Towers Watson & Co., a professional services company (“Towers Watson”) to advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan. In November 2013, we awarded our named executive officers 30,859 shares of restricted stock (which amount included 11,223 shares of Class A Common Restricted Stock and 19,636 shares of Class B Common Restricted Stock), in December 2014, we awarded our named executive officers 39,967 shares of restricted stock (which amount included 9,854 shares of Class A Common Restricted Stock and 30,113 shares of Class B Common Restricted Stock), and in November 2015, we awarded our named executive officers 40,508 shares of restricted stock (which amount included 11,024 shares of Class A Common Restricted Stock and 29,484 shares of Class B Common Restricted Stock). In November 2016, we awarded our named executive officers 34,388 shares of restricted stock (which amount included 9,094 shares of Class A Common Restricted Stock and 25,294 shares of Class B Common Restricted Stock). In December 2017, we awarded our named executive officers 39,210 shares of restricted stock (which amount included 10,210 shares of Class A Common Restricted Stock and 29,000 shares of Class B Common Restricted Stock), and in March 2018, we awarded 3,080 total shares of Class A Common Restricted Stock to certain named executive officers. In November 2018, we awarded our named executive officers 49,576 shares of restricted stock (which amount included 12,947 Class A Common Restricted Stock and 36,629 Class B Common Restricted Stock).

We attempt to achieve our objectives through compensation plans that tie a portion of our executives’ overall compensation to our financial performance and that are competitive with the marketplace. To that end, the Committee reviews the proxy statements of other public companies in the same industry to see if the compensation of our executive officers is generally in line with other companies in our industry, and with respect to the executive officers other than the CEO, the Committee also gives weight to the recommendations of the CEO. However, the Committee does not benchmark compensation of our executive officers to the compensation paid to executive officers of other public companies in the same industry. Other public companies that the Committee has looked at in past years for comparison include: Beasley Broadcast Group, Inc.; CC Media Holdings, Inc.; Cumulus Media Inc.; Emmis Communications Corporation; Entercom Communications Corp.; Entravision Communications Corporation; The E.W. Scripps Company; Urban One, Inc.; Salem Media Group, Inc.; Townsquare Media, Inc.; Sirius XM Holdings Inc.; and Spanish Broadcasting System, Inc.

The Committee’s current policy is that the various elements of the compensation package are not interrelated in that gains or losses from past equity incentives are not factored into the determination of other compensation. For instance, if options that are granted in a previous year become underwater the next year, the Committee does not take that into consideration in determining the amount of the bonus, options or restricted stock to be granted the next year. Similarly, if the options or restricted shares granted in a previous year become extremely valuable, the Committee does not take that into consideration in determining the bonus, options or restricted stock to be awarded for the next year. In addition, the amount of a cash bonus does not affect the number of options or restricted stock that is granted during a particular year.

We have certain rights with regard to the adjustment or recovery of certain incentive-based compensation awards or payments granted or made after September 6, 2013 if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment.

Consideration of 2017’s “Say On Pay” Vote

Following our Annual Meeting of Stockholders in May 2017, the Committee reviewed the results of the stockholder advisory vote on executive compensation that was held at the meeting with respect to the 2016 compensation of the named executive officers (“2017 Say On Pay”). More than 90% of the votes cast (excluding broker non-votes) were voted in support of the compensation of our named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narratives in the 2017 proxy statement. After considering the results of the 2017 Say On Pay vote, which indicate that our stockholders overwhelmingly approve of our methodology for establishing compensation, as well as the other factors considered in determining executive compensation as described in this Compensation Discussion and Analysis, the Committee was encouraged to continue its practices in determining executive compensation.

Compensation Components

The key components of our executive compensation program generally consist of a base salary and a cash bonus and participation in our performance-based 2005 Incentive Compensation Plan (pursuant to which stock options, restricted stock, and restricted stock units may be awarded). In addition, the Company also has a 401(k) Plan and a deferred compensation plan. Our executives can invest in our Class A Common Stock through our 401(k) Plan and in our Common Stock, as applicable, through the award of grants of stock options and/or restricted stock under the 2005 Incentive Compensation Plan. As noted above, however, in 2009, 2010, 2011, and 2012, there were no awards of stock options and/or restricted stock, while in 2013, 2014, 2015, 2016, 2017, and 2018, certain awards of restricted stock were made. Our executive officers also receive certain health benefits and perquisites. In addition, pursuant to our employment agreement with Mr. Christian, our CEO, we provide for severance following a sale or change-in-control. Our other executive officers also receive severance in connection with a change-in-control.

Base Salary

On February 26, 2019, we entered into a second amendment (the “2019 amendment”) to the employment agreement with our CEO dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”). The 2011 employment agreement, as amended by both the 2016 amendment and the 2019 amendment, is referred to herein as the “amended 2011 employment agreement”. The terms and conditions of the amended 2011 employment agreement are disclosed below under “Compensation of Executive Officers — Employment Agreement and Potential Payments Upon Termination or Change-in-Control.” The Committee reviewed a January 2016 commissioned study by Equilar Inc., a provider of executive compensation data, comparing Mr. Christian’s compensation to the compensation paid to the Chief Executive Officers of other public companies in the broadcast industry based on publicly available information as a means of generally determining whether Mr. Christian’s total compensation is in line with the marketplace. The Committee entered into the 2019 amendment rather than waiting until closer to the expiration of the CEO’s 2011 employment agreement, as amended by the 2016 amendment, in order to provide stability to the Company, assurance to the marketplace, and certainty to Mr. Christian as to the future management of the Company during the next important period of Company operations. In 2011, the Committee increased the CEO’s base salary to $860,000 per year from $750,000 per year. From this amount Mr. Christian agreed to a reduction in conformance with the reduction to salary taken by all of our employees, which reduction was reinstated for all employees, and Mr. Christian, in 2011 and 2012, as discussed in the next paragraph below. Under the 2011 employment agreement, beginning on June 1, 2012, on each anniversary of the 2011 employment agreement (the “anniversary date”), the Committee determined, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase would not be less than the greater of 3% or the cost of living increase based on the consumer price index. Accordingly, based on the consumer price index, the Committee increased the CEO’s 2012 base salary by 3.1% to $886,660 effective June 1, 2012, and then increased the CEO’s 2013 base salary by 3% to $913,260 effective June 1, 2013. Effective June 1, 2014, the Committee then increased the CEO’s 2014 base salary by 3% to $940,658. Pursuant to the 2011 employment agreement, and based on the consumer price index, the Committee then increased the CEO’s 2015 base salary by 3% to $968,877 effective June 1, 2015. Upon the parties entering into the 2016 amendment, this term was modified so that, on each anniversary date, the Committee is to determine, in its discretion, the amount of any increase to the CEO’s then existing annual salary provided that such increase shall not be less than the greater of 4% or the cost of living increase based on the consumer price index. The Committee increased the CEO’s 2016 base salary by 4% to $1,007,632 effective June 1, 2016, and increased the CEO’s 2017 base salary by 4% to $1,047,938, effective June 1, 2017. Effective June 1, 2018, the Committee increased the CEO’s 2018 base salary by 4% to $1,089,855.

In 2018, the CEO provided input and made recommendations to the Committee as to the base salaries of the other executive officers. The CEO recommended that base salaries in 2018 were increased to $350,000, $215,000, and $200,000 for Mr. Bush, Ms. Lobaito and Ms. Bobinski, respectively and that the base salary for Mr. Lada remained flat to the amount paid in 2017, and the Committee agreed. The Committee then made its recommendation to the Board, which agreed with the recommendation. On May 28, 2018, Mr. Forgy assumed his new position as Senior Vice President/Operations at a base salary of $285,000. On June 1, 2015, following Board approval, salaries were increased to $380,000, $340,000, $205,000 and $180,000 for Mr. Lada, Mr. Bush, Ms. Lobaito and Ms. Bobinski, respectively. In 2014, the CEO provided input and made recommendations to the Committee as to the base salaries of the other executive officers. The CEO recommended that base salaries in 2014 remain flat to those paid in 2013, and the Committee agreed. The Committee then made its recommendation to the Board, which agreed with the recommendation. Effective March 1, 2009, the Company, as a cost-cutting measure, implemented a 5% reduction in base salaries, including the base salaries of the executive officers. During 2011, the Company restored 3.75% of the 5% reduction. Effective April 1, 2012, the Company restored the remaining 1.25%. See “Compensation of Executive Officers — 2018 CEO and Executive Officer Compensation” below.

Bonuses

The Company entered into the CEO Plan effective as of January 1, 2000, which was approved by stockholders at the 2000 Annual Meeting of Stockholders and re-approved by stockholders at the 2005, 2010, and 2015 Annual Meetings of Stockholders. The CEO’s amended 2011 employment agreement provides that the CEO shall have the opportunity to earn an annual performance bonus pursuant to the terms of the CEO Plan and is also eligible for a bonus determined in the discretion of the Committee. Among other reasons, the use of performance driven requirements were designed to permit the bonus payments to be fully deductible and exempt from Section 162(m) of the Code, which generally disallows a tax deduction to public corporations for compensation over $1 million paid for any calendar year to the top five named executive officers in the 2018 Summary Compensation Table. Comprehensive federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (H.R. 1), which was signed into law on December 22, 2017 (the “Act”), eliminated the performance-based compensation exception to the $1 million limitation, beginning January 1, 2018. The Act, however, provided a transition rule with respect to performance based remuneration which is provided pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date, such as the CEO Plan. Under the CEO Plan, within ninety days after the beginning of each fiscal year, the Committee establishes the bonus opportunity for the CEO. The bonus opportunity is based on the achievement of one or more performance objectives in alignment with our business strategies, and, if realized, provides for a total compensation generally in line with the total compensation paid to other CEOs in our peer group.

In March 2018, the Committee approved a broadcast cash flow (“BCF”) goal with five different BCF targets of $36 million, $37 million, $38 million, and $39 million, allowing for a possible award of $500,000, $650,000, $800,000, and $1,000,000, respectively, payable in cash and/or restricted stock if such targets were achieved. The Committee further determined, in the event of a sale or acquisition of broadcast assets during the fiscal year 2018, the established BCF goals would be adjusted. The established BCF goals would be reduced by the budgeted BCF for the broadcast assets sold during fiscal year 2018 on a pro-rata basis. Pro-rata BCF generated from broadcast assets acquired during fiscal year 2018 would be added to adjust the BCF goals. See “Grants of Plan-Based Awards.” The Committee determined that the CEO achieved the $37 million target under the BCF performance goal and awarded the CEO an aggregate cash bonus of $650,000. In addition to the performance bonus of $650,000, the Committee also awarded Mr. Christian a discretionary bonus in the amount of $150,000 due to the significant achievements of the Company under the leadership of Mr. Christian during 2018, including a $5,000,000 reduction of the Company’s outstanding bank debt, a 6% increase in Net Operating Revenue, a 14% increase in Operating Income and a 19% increase in income from continuing operations before tax over the 2017 fiscal year. Upon the request of Mr. Christian, the payment of the bonus shall be delayed from its normal payment date until a date later in the 2019 fiscal year, as such date is mutually determined by Mr. Christian and the Committee. The BCF target levels are selected to reward improvements in BCF. It is believed that the initial target level will be achievable based on past performance, while the other targets will be more difficult to achieve.

The CEO provides input and makes recommendations to the Committee as to the bonuses to be paid to the other executive officers. Based on his subjective review of the 2018 performance of the executive officers, he recommended that 2018 cash bonuses be awarded in the amount of $35,000 each for Mr. Forgy, Mr. Bush, Ms. Lobaito and Ms. Bobinski, and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed.

Long Term Incentives

In 2005, we engaged Towers Watson (then Towers Perrin) to conduct a review of our long-term incentive plan and provide recommendations, as appropriate, for redesigning our plan. We did not request, and Towers Watson did not conduct, a review of our long-term incentive award opportunities relative to market levels. The purpose of the review was to determine a long-term strategy for providing an effective equity incentive package which would attract, motivate, and retain our executive officers. Based on Towers Watson’s recommendations, we developed a new strategy to award a combination of stock options and restricted stock, and adopted the 2005 Incentive Compensation Plan, subject to stockholder approval. Stockholders approved this Plan at the 2005 Annual Meeting of Stockholders, and re-approved it at the 2010 Annual Meeting of Stockholders and by written consent in 2013.

In June 2008, the Committee determined that it would only award restricted stock pursuant to the 2005 Incentive Compensation Plan, since stock options historically had not been an effective strategy, as previously granted options were generally underwater, and stock options had the potential to result in the issuance of a far larger number of shares than by granting only restricted stock. In 2009, 2010, 2011, and again in 2012, the Committee initially, because of the unprecedented downturn in the economy and broadcast industry in 2009, and subsequently because of the uneven strength of the recovery, decided to not award any restricted stock or options. In March 2013, we engaged Towers Watson to again advise us with respect to possible grants of stock options and/or restricted stock under our 2005 Incentive Compensation Plan, and in November 2013, December 2014, November 2015, November 2016, and December 2017, we awarded our named executive officers certain shares of restricted stock. In March 2018, we awarded 3,080 total shares of restricted stock to certain named executive officers as follows: Ms. Bobinski, 770 shares; Mr. Bush, 770 shares; Ms. Lobaito, 770 shares; and Mr. Lada, 770 shares (all awards comprise Class A Common Stock). The shares vest in one-third increments on November 6, 2018, 2019, and 2020, if the named executive is an employee on the applicable date. In June 2018, the Committee amended Mr. Lada’s restricted stock agreement to allow his shares to continue to vest so long as he is a director on the applicable date. In November 2018, we awarded 49,576 total shares of restricted stock to certain named executive officers as follows: Ms. Bobinski, 2,204 shares; Mr. Bush, 3,857 shares; Mr. Forgy, 1,570 shares; Ms. Lobaito, 2,369 shares; and Mr. Christian, 36,629 shares (all awards comprise Class A Common Stock, except that Mr. Christian’s award comprises Class B Common Stock). The shares vest in one-third increments on November 6, 2019, 2020, and 2021, if the named executive officer is an employee on the applicable date. All such awards of restricted stock, however, shall vest if the named executive officer is an employee on the occurrence or deemed occurrence of a change-in-control.

Stock options have been granted with exercise prices equal to the closing price on the NASDAQ of a share of Class A Common Stock on the date of grant, with pro-rata vesting at the end of each of the following five years from the date of grant. Restricted stock has been granted with pro-rata vesting at the end of each of the following five years from the date of grant, and with pro-rata vesting at the end of each of the following three years from the date of grant. The CEO’s awards of stock options and restricted stock relate to Class B Common Stock and the other executive officers awards of stock options and/or restricted stock relate to Class A Common Stock. Only Mr. Christian or an affiliate of Mr. Christian holds Class B Common Stock. An affiliate includes (i) any individual or entity who or that controls or is under common control with Mr. Christian, (ii) any corporation or organization in which Mr. Christian is an officer or partner or the beneficial owner of 10% of more of the voting securities (other than the Company or a majority-owned subsidiary of the Company), (iii) a trust or estate in which Mr. Christian has a substantial beneficial interest or as to which he serves as trustee or in a similar fiduciary capacity, or (iv) any relative or spouse of Mr. Christian, or any relative of such spouse, who has the same home as Mr. Christian or who is a director or officer of the Company or any of its subsidiaries. An executive officer generally forfeits any unvested stock option and restricted stock award upon ceasing employment.

401(k) Plan

Our 401(k) Plan is available to substantially all of our full-time employees, including our executive officers. Under the 401(k) Plan, our executive officers determine at the beginning of each quarter a fixed percentage of their base salary to be deferred and included in their 401(k) accounts. We also have made discretionary matching contributions to all participants’ accounts, up to a maximum of $1,000. The matching portion of the Company’s contribution in past years has been invested in our Class A Common Stock, with the participant having the option to transfer the investment to another investment option, but due to the economic environment, we determined that a discretionary match would not be made for the 2010 or 2011 plan years. Discretionary matches were made for the 2012, 2013, 2014, 2015, 2016, 2017, and 2018 plan years. All participants have the opportunity to invest their deferred amounts in our Class A Common Stock. The feature of the 401(k) Plan allowing our executives to purchase our Class A Common Stock is designed to align their interests with stockholders.

Deferred Compensation Plans

In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer up to 15% (but not less than $2,500) of their base salary, and up to 85% of any bonus, on a pre-tax basis, until their retirement or termination. The deferred amounts are periodically credited with investment returns by reference to investment options offered to participants in the plans, although we are not obligated to reserve funds to pay deferred amounts or, if we do so, to invest the reserves in any particular manner. We may, in our discretion, purchase policies of life insurance on the lives of the participants to assist us in paying the deferred compensation under the plans. The retirement or termination benefit to be paid by us to a participant is the cumulative amount of compensation deferred by the participant and any notional investment returns thereon. The 2005 deferred compensation plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan. We have created grantor trusts to assist us in meeting our obligations under the plans. All assets of the trusts are dedicated to the payment of deferred compensation under the respective plans unless we become insolvent, in which case the assets are available to our creditors.

Health Plans and Perquisites

We provide our executive officers with certain benefits and perquisites. These benefits and perquisites are designed to attract and retain our senior managers. Benefits include basic life insurance and medical and dental insurance equal to that provided to other employees. In addition, executive officers also receive benefits under a split dollar life insurance plan and a long term care plan. Executive officers are also eligible for car allowances and medical reimbursements. In addition, the CEO receives personal use of our private airplane, personal tax consulting and tax return preparation fees, and country club dues. Perquisites are provided in order to provide a total compensation package which is competitive with the marketplace for executive officers. Under the amended 2011 employment agreement, if the CEO’s employment is terminated for any reason, other than “for cause,” we have agreed to continue to provide health insurance and medical reimbursement commensurate with all health insurance and medical reimbursement programs that are maintained by us for current employees to the CEO and his spouse, and to maintain in force all existing life insurance policies for a period of ten years.

Severance Arrangements

As discussed in more detail in the section below entitled “Compensation of Executive Officers-Employment Agreement and Potential Payments Upon Termination or Change-in-Control,” the CEO’s amended 2011 employment agreement has change-in-control severance arrangements. In addition, in December 2007, the Committee determined to enter into change-in-control agreements with its executive officers. The agreements are intended to help retain executives during continued industry consolidation and are designed to attract and retain senior managers and to provide for continuity of management in the event of a change-in-control.

Our CEO’s amended 2011 employment agreement provides that following the sale or transfer of control of all or substantially all of our assets or stock or the consummation of a merger or consolidation in which we are not the surviving corporation, the CEO shall have the right to terminate his employment, and upon such change-in-control, he will be paid an amount equal to 2.99 times the average of his total annual compensation for each of the three immediately preceding periods of twelve consecutive months, plus an additional amount as is necessary for applicable tax liabilities related to the payment. See “Employment Agreement and Potential Payments Upon Termination or Change-in-Control.”

With respect to the other executive officers, the change-in-control agreements provide that we shall pay a lump sum payment within forty-five days of the change-in-control of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus. We or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his pre-existing salary and benefits.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in our annual report on Form 10-K for the year ended December 31, 2018.

Compensation Committee

Gary G. Stevens, Chairman
Clarke R. Brown, Jr.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act or the Exchange Act that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during the 2018 fiscal year included Mr. Stevens (Chairman) and Mr. Brown. No member of this Committee was at any time during the 2018 fiscal year or at any other time an officer or employee of the Company, and no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2018 fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the total compensation awarded to, earned by, or paid during 2018, 2017, and 2016 to our CEO, CFO, our three most highly compensated executive officers other than the CEO and CFO as of December 31, 2018 whose total compensation for 2018 exceeded $100,000:

2018 Summary Compensation Table

Name and Principal Position	Year	Salary(1) $	Bonus(1) $		Stock Awards(3) $	Option Awards(4) $	Non-Equity Incentive Plan Comp $		All Other Compensation(5) $	Total Compensation $
Edward K. Christian President and CEO	2018	$1,071,476	$—	(2)	$1,365,163	$—	$800,000	(2)	$151,350	$3,387,989
	2017	$1,030,420	$—	(2)	$1,281,800	$—	$950,000	(2)	$121,163	$3,383,383
	2016	$990,938	$—	(2)	$1,229,288	$—	$850,000	(2)	$148,711	$3,218,937
Samuel D. Bush, Senior Vice President and CFO	2018	$346,923	$35,000		$173,780	$—	$—		$29,552	$585,255
	2017	$340,000	$35,000		$139,009	$—	$—		$25,731	$539,740
	2016	$340,000	$35,000		$135,983	$—	$—		$36,765	$547,748
Warren S. Lada,(6) Chief Operating Officer	2018	$197,308	$—		$30,030	$—	$—		$27,010	$254,348
	2017	$380,000	$50,000		$154,700	$—	$—		$40,808	$625,508
	2016	$380,000	$50,000		$152,021	$—	$—		$43,533	$625,554
Marcia K. Lobaito, Senior Vice President, Corporate Secretary and Director of Business Affairs	2018	$211,923	$35,000		$118,323	$—	$—		$27,672	$392,918
	2017	$205,000	$35,000		$83,980	$—	$—		$27,998	$351,978
	2016	$205,000	$35,000		$81,988	$—	$—		$47,068	$369,056

Catherine A. Bobinski, Senior Vice President – Finance, Chief Accounting Officer and Corp. Controller	2018	$193,846	$35,000		$112,173	$—	$—		$22,241	$363,260
	2017	$180,000	$35,000		$73,593	$—	$—		$30,030	$318,623
	2016	$180,000	$35,000		$71,977	$—	$—		$32,070	$319,047

Christopher S. Forgy,(7) Senior Vice President – Operations	2018	$263,365	$60,000		$58,514	$—	$—		$54,113	$435,992
	2017	$—	$—		$—	$—	$—		$—	$—
	2016	$—	$—		$—	$—	$—		$—	$—

(1)	Includes amounts deferred under the Company’s 401(k) Plan, the 2005 deferred compensation plan, and the CEO’s amended 2011 employment agreement.
(2)	Of the total bonus granted to Mr. Christian in 2018, $650,000 was based on his having satisfied the BCF performance goal, the remaining $150,000 was a discretionary bonus granted due to the significant achievements of the Company under the leadership of Mr. Christian during 2018, including a $5,000,000 reduction of the Company’s outstanding bank debt, a 6% increase in Net Operating Revenue, a 14% increase in Operating Income and a 19% increase in income from continuing operations before tax over the 2017 fiscal year. The entire bonus awarded to Mr. Christian in 2017 and 2016 was based on his having satisfied the BCF performance goals. The amount of such bonus is disclosed under the column entitled “Non-Equity Incentive Plan Comp.”
(3)	Includes restricted stock awarded on March 13, 2018, November 28, 2018, December 6, 2017, and November 28, 2016, respectively. See “Long Term Incentives” under “Compensation Discussion and Analysis” above.
(4)	No options were awarded in 2018, 2017, or 2016.
(5)	With respect to Mr. Christian, perquisites include personal use of Company provided automobile, country club dues, medical expense reimbursement, participation in an executive medical plan, personal tax consulting and tax return preparation fees, and personal use of a private airplane in 2018, 2017, and 2016. In 2018, 2017, and 2016 the personal use of the private airplane for Mr. Christian was in the amounts of $43,523, $27,456, and $31,350, respectively (computed using the actual invoice cost incurred by the Company). In 2018, 2017, and 2016, Mr. Lada received perquisites for personal use of a Company provided automobile and medical expense reimbursements. In 2017 and 2016, Mr. Lada received perquisites for a housing accommodation. In 2018 and 2017, Mr. Lada received perquisites for country club dues. In 2018, 2017, and 2016, Mr. Bush, Ms. Lobaito and Ms. Bobinski received perquisites for personal use of Company provided automobile, housing accommodation and medical expense reimbursements. In 2018, Mr. Forgy received perquisites for personal use of Company provided automobile, housing accommodation, moving expenses and temporary lodging reimbursements. Perquisites are valued based on the aggregate incremental costs to the Company. In addition, in each of 2018, 2017 and 2016, the Company paid life insurance (including split dollar) premiums for Mr. Christian, Mr. Bush, Mr. Lada, Ms. Lobaito and Ms. Bobinski in the amounts of $50,000, $10,000, $10,000, $10,000, and $10,000, respectively. In 2016, the Company paid long-term care insurance premiums for Mr. Christian, Mr. Bush, Mr. Lada, Ms. Lobaito and Ms. Bobinski in the amounts of $21,290, $12,694, $13,846, $17,518, and $11,974, respectively, and in 2018, the Company paid long-term care insurance premiums for Mr. Forgy in the amount of $21. Under the 401(k) Plan, all of the matching funds were used to purchase 29, 27, and 20 shares of Class A Common Stock in 2018, 2017, and 2016, respectively, for Mr. Christian, Mr. Bush, Mr. Lada, Ms. Lobaito, Ms. Bobinski and Mr. Forgy.
(6)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018.
(7)	Includes Mr. Forgy’s compensation for the entire year, including prior to his promotion to Senior Vice President of Operations of the Company on May 24, 2018.

2018 CEO and Executive Officer Compensation

In 2018, our most highly compensated executive officer was Mr. Christian, Chairman, President, and CEO. Mr. Christian received a performance based bonus of $650,000 and a discretionary bonus of $150,000 and a salary of $1,071,476 in 2018 that was determined based on his amended 2011 employment agreement. Mr. Christian earned the bonus of $650,000 for having satisfied certain 2018 BCF performance goals established by the Compensation Committee pursuant to the amended 2011 employment agreement and CEO Plan. Such bonus is designed to constitute “qualified, performance based compensation” under Section 162(m) of the Code. See “Base Salary” and “Bonuses” under “Compensation Discussion and Analysis” above.

Based on the CEO’s subjective review of the 2018 performance of the other executive officers, the CEO recommended that 2018 cash bonuses remain flat to those paid in 2017 for Mr. Bush, Ms. Lobaito, and Ms. Bobinski, respectively, and that Mr. Forgy be awarded a bonus of $35,000 and the Committee agreed. The Committee then made such recommendation to the Board for the Board’s final approval, and the Board agreed.

Grants of Plan-Based Awards

The following table sets forth information concerning equity and non-equity incentive plan awards made to each of the named executive officers of the Company during 2018.

2018 Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target 1 ($)	Target 2 ($)	Target 3 ($)	Maximum Awards ($)	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock Awards ($)
Edward K. Christian	March 27, 2018	500,000	650,000	800,000		$1,000,000	—	—	—	—
	November 28, 2018	—	—	—	—	—	—	36,629	36,629	1,365,163
Samuel D. Bush	March 13, 2018	—	—	—	—	—	—	770	770	30,030
	November 28, 2018	—	—	—	—	—	—	3,857	3,857	143,750
Warren S. Lada(3)	March 13, 2018	—	—	—	—	—	—	770	770	30,030
	November 28, 2018	—	—	—	—	—	—	—	—	—
Marcia K. Lobaito	March 13, 2018	—	—	—	—	—	—	770	770	30,030
	November 28, 2018	—	—	—	—	—	—	2,369	2,369	88,293
Catherine A. Bobinski	March 13, 2018	—	—	—	—	—	—	770	770	30,030
	November 28, 2018	—	—	—	—	—	—	2,204	2,204	82,143
Christopher S. Forgy	March 13, 2018	—	—	—	—	—	—	—	—	—
	November 28, 2018	—	—	—	—	—	—	1,570	1,570	58,514

(1)	The table shows the potential amounts which could have been earned in 2018 if the performance goals were achieved at the minimum threshold, 100% of target 1, 100% of target 2, 100% of target 3, and at maximum bonus. Mr. Christian satisfied the target 1 threshold award. See “Bonuses” under “Compensation Discussion and Analysis” and the “2018 CEO and Executive Officer Compensation” sections of this proxy statement.
(2)	The table shows the potential number of shares which could be earned on the grant of restricted stock. The restricted stock granted on March 13, 2018 vests in one-third increments on November 6, 2018, 2019, and 2020, if the reporting person is an employee on the applicable date. The restricted stock granted on November 28, 2018 vests in one-third increments on November 6, 2019, 2020, and 2021, if the reporting person is an employee on the applicable date. All such restricted stock, however, shall vest if the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock. See “Long Term Incentives” under “Compensation Discussion and Analysis” and the “2018 CEO and Executive Officer Compensation” sections of this proxy statement. There were no grants of options in 2018.
(3)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018. Mr. Lada’s restricted stock agreement was amended to allow his shares to continue to vest so long as he is a director on the applicable date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information as of December 31, 2018 regarding unexercised options and restricted stock that has not vested for each named executive officer outstanding as of December 31, 2018:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Edward K. Christian
11/28/2016	—	—	$—	—	8,431	$280,162
12/06/2017	—	—	$—	—	19,333	$642,436
3/13/2018	—	—	$—	—	—	$—
11/28/2018	—	—	$—	—	36,629	$1,217,182
Samuel D. Bush
11/28/2016	—	—	$—	—	933	$31,004
12/06/2017			$—	—	2,096	$69,650
3/13/2018	—	—	$—	—	513	$17,047
11/28/2018	—	—	$—	—	3,857	$128,168
Warren S. Lada(3)
11/28/2016	—	—	$—	—	1,043	$34,659
12/06/2017	—		$—	—	2,333	$77,526
3/13/2018	—	—	$—	—	513	$17,047
11/28/2018	—	—	$—	—	—	$—
Marcia K. Lobaito
11/28/2016	—	—	$—	—	562	$18,675
12/06/2017			$—	—	1,266	$42,069
3/13/2018	—	—	$—	—	513	$17,047
11/28/2018	—	—	$—	—	2,369	$78,722
Catherine A. Bobinski
11/28/2016	—	—	$—	—	494	$16,416
12/06/2017	—	—	$—	—	1,110	$36,885
3/13/2018	—	—	$—	—	513	$17,047
11/28/2018	—	—	$—	—	2,204	$73,239
Christopher S. Forgy
11/28/2016	—	—	$—	—	206	$6,845
12/06/2017			$—	—	323	$10,733
3/13/2018	—	—	$—	—	—	$—
11/28/2018	—	—	$—	—	1,570	$52,171

(1)	Restricted stock awarded on November 28, 2016 vest in one-third increments on November 6, 2017, 2018, and 2019, if the reporting person is an employee on the applicable date. Restricted stock awarded on December 6, 2017 vest in one-third increments on November 6, 2018, 2019, and 2020, if the reporting person is an employee on the applicable date. Restricted stock awarded on March 13, 2018 vest in one-third increments on November 6, 2018, 2019, and 2020, if the reporting person is an employee on the applicable date. Restricted stock awarded on November 28, 2018 vest in one-third increments on November 6, 2019, 2020, and 2021, if the reporting person is an employee on the applicable date. All such restricted stock, however, shall vest if the reporting person is an employee on the occurrence or deemed occurrence of a change-in-control. All restricted stock awards comprise Class A Common Stock, except that the restricted stock awarded to Mr. Christian comprises Class B Common Stock.

(2)	The closing price of our Class A Common Stock on the NASDAQ on December 31, 2018 (the last business day of the fiscal year) was $33.23 per share.
(3)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018. Mr. Lada’s restricted stock agreement was amended to allow his shares to continue to vest so long as he is a director on the applicable date.

Option Exercises and Stock Vested

The following table sets forth the options exercised by the named executive officers listed below in 2018 and the restricted stock of the executive officers listed below which vested during the year ended December 31, 2018.

2018 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Edward K. Christian	—	—	27,926	$1,041,081
Samuel D. Bush	—	—	3,369	$125,596
Warren S. Lada(2)	—	—	3,730	$139,054
Marcia K. Lobaito	—	—	2,135	$79,593
Catherine A. Bobinski	—	—	1,904	$70,981
Christopher S. Forgy	—	—	616	$22,964

(1)	The value realized on vesting is obtained by multiplying the number of shares of restricted stock that have vested during the year ended December 31, 2018 by the closing price of the Class A Common Stock on the vesting date. Mr. Christian receives restricted shares of Class B Common Stock.
(2)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018.

Nonqualified Deferred Compensation

In 1999 and 2005, we established nonqualified deferred compensation plans which allow executive officers and certain employees to annually elect, prior to January 1 of the calendar year in which the base salary or bonus is earned, to defer a portion of their base salary up to 15% (but not less than $2,500), and up to 85% of any bonus, on a pre-tax basis, until their retirement. The deferred amounts are invested in investment options offered under the plans. The Company may, in its discretion, purchase policies of life insurance on the lives of the participants to assist the Company in paying the deferred compensation under the plans. The Company has created model trusts to assist it in meeting its obligations under the plans. All investment assets under the plans are the property of the Company until distributed. The retirement benefit to be provided is based on the amount of compensation deferred and any earnings thereon. The 2005 plan is substantially identical to the 1999 plan except for certain modifications to comply with Section 409A of the Code. Any contributions made after 2004 are made pursuant to the 2005 deferred compensation plan.

Under the plans, upon termination of the executive officer’s employment with the Company, he or she will be entitled to receive all amounts credited to his or her account for deferrals and the related earnings thereon, prior to January 1, 2005, in one lump sum. For amounts deferred after 2004, the executive will receive the amounts credited to his or her account in one lump sum, six months after termination. For amounts deferred prior to January 1, 2005, under the 1999 deferred compensation plan, upon a participant’s death if the Company has purchased life insurance, the benefit payable shall equal the value of the participant’s account multiplied by 1.5. Under the 2005 deferred compensation plan, upon a participant’s death, if the Company has purchased a life insurance policy on the life of a participant, the benefit payable shall equal the value of the participant’s account multiplied by 1.5, but the incremental increase to such account shall not exceed $150,000. Upon a change-in-control of the Company, each participant shall be distributed all amounts credited to his or her account in a lump sum. Mr. Christian does not participate in the plans.

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Balance before becoming an Officer ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Edward K. Christian	$—	$		$—	$—	$—	$—
Samuel D. Bush	$—	$		$—	$(14,121)	$—	$292,381
Warren S. Lada(1)	$—	$		$—	$6,193	$(195,030)	$493,514
Marcia K. Lobaito	$31,788	$		$—	$(5,747)	$—	$398,262
Catherine A. Bobinski	$23,262	$		$—	$(4,350)	$—	$357,996
Christopher S. Forgy	$9,063		$18,202	$—	$126	$—	$27,391

(1)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018.

CEO Pay Ratio: 93:1

Under Item 404(u) of Regulation S-K, the Company must disclose the ratio of the median of the annual total compensation of all employees (except the principal executive officer) to the total annual compensation of the principal executive officer. The Company’s principal executive officer is Mr. Christian. To determine the median employee for purposes of this disclosure in last year’s proxy statement, the Company compiled a listing of all employees as of November 24, 2017, except for 71 employees who joined the Company on September 1, 2017 as the result of our acquisition on that date of radio stations in the Charleston and Hilton Head, South Carolina radio markets, whom we excluded in accordance with the instructions to Item 404(u). This year, we included the employees at our radio stations in Charleston and Hilton Head, South Carolina in the list we compiled of all Company employees as of November 21, 2018, and made a new median employee determination. We did that by calculating the annual total compensation of each employee in the same manner as annual total compensation is calculated for the Company’s named executive officers as set forth in the 2018 Summary Compensation Table. The list of employees was then ranked from lowest employee annual total compensation to highest, and the employee with the median annual total compensation was identified as the median employee. This median employee’s annual total compensation was $36,249. Mr. Christian’s annual total compensation for 2018 was $3,387,989 and, therefore, Mr. Christian’s 2018 annual total compensation is 93 times that of the median employee.

Employment Agreement and Potential Payments Upon Termination or Change-in-Control

CEO’s Employment Agreement

On February 26, 2019, we entered into a second amendment (the “2019 amendment”) to the employment agreement with Mr. Christian dated June 1, 2011 (the “2011 employment agreement”), which had previously been amended on February 12, 2016 (the “2016 amendment”). The 2011 employment agreement, as amended by both the 2016 amendment and the 2019 amendment, is referred to herein as the “amended 2011 employment agreement”. The 2019 amendment extended Mr. Christian’s employment with the Company to March 31, 2025. The 2011 employment agreement would have terminated on March 31, 2018, and the 2016 amendment extended the termination date to March 31, 2021. Pursuant to the amended 2011 employment agreement, we pay Mr. Christian a salary at the rate of $860,000 per year, adjusted as discussed in the next paragraph below. The amended 2011 employment agreement permits Mr. Christian to defer any or all of his annual salary. Additionally, the amended 2011 employment agreement authorizes the Company to pay for Mr. Christian’s tax preparation services on an annual basis, the amount of which will be subject to income tax as additional compensation.

Pursuant to the 2011 employment agreement, commencing on June 1, 2012, and each anniversary thereafter, the Compensation Committee was required to determine in its discretion the amount of any increase in Mr. Christian’s then existing annual salary; provided, however, that such increase would not be less than the greater of 3% or a cost of living increase based on the consumer price index. Pursuant to the 2016 amendment, however, the amended 2011 employment agreement now provides that such increase in Mr. Christian’s then existing salary shall not be less than the greater of 4% or a cost of living increase based on the consumer price index. The amended 2011 employment agreement also includes a provision providing for a bonus to be awarded to Mr. Christian at the discretion of the Board.

The amended 2011 employment agreement also provides that Mr. Christian is eligible for stock options as shall be approved by the Compensation Committee and bonuses in such amounts as shall be determined pursuant to the terms of the CEO Plan or as otherwise determined by the Compensation Committee in its discretion based on the performance of the Company and the accomplishments of objectives established by the Compensation Committee in consultation with Mr. Christian.

Under the amended 2011 employment agreement, Mr. Christian is eligible to participate, in accordance with their terms, in all medical and health plans, life insurance, profit sharing, 401(k) Plan, pension, and such other employment benefits as are maintained by the Company or its affiliates for other key employees performing services. During the term of the employment agreement, the Company is required to maintain all existing policies of insurance on Mr. Christian’s life, including the existing split dollar policy. The Company is also required to pay for Mr. Christian to participate in an executive medical plan and to maintain its existing medical reimbursement policy. Under the amended 2011 employment agreement, Mr. Christian is also furnished with an automobile and other fringe benefits as have been afforded him in the past or as are consistent with his position. In addition, under the amended 2011 employment agreement, the Company has agreed to maintain an office for Mr. Christian in Sarasota County, Florida. The 2016 amendment increased the paid vacation time awarded to Mr. Christian on the anniversary date of the 2011 employment agreement. Under the terms of the 2011 employment agreement, Mr. Christian had been entitled to four weeks of paid vacation. The amended 2011 employment agreement entitles Mr. Christian to six weeks of paid vacation.

The amended 2011 employment agreement terminates upon Mr. Christian’s death and can be terminated by either party in the event of Mr. Christian’s disability for a continuous period of eight months, or an aggregate period of twelve months within any eighteen month period. The amended 2011 employment agreement also provides for certain payments to Mr. Christian in the event of his death or disability. Under the amended 2011 employment agreement, in the event of Mr. Christian’s death, his estate receives his then current base salary and any previously granted award becomes immediately vested. In the event of disability under the amended 2011 employment agreement, Mr. Christian receives the accrued portion of any salary and bonus, and severance pay equal to 100% of his then base salary for twenty-four months. Prior to the 2016 amendment, Mr. Christian was entitled to receive such pay for fifteen months. In addition, under the amended 2011 employment agreement, after the date of termination in the event of disability, any unvested stock options previously granted to Mr. Christian by the Company become immediately 100% vested to the extent permitted by law. Prior to the 2016 amendment, after the date of termination in the event of disability, any previously granted award (whether in the form of unvested stock options or restricted stock) became immediately 100% vested to the extent permitted by law.

Under the amended 2011 employment agreement, by a majority vote of the independent directors, we can terminate the agreement for cause. “For cause” means conviction of a felony, willful misconduct, gross neglect of duty, material breach of fiduciary duty to the Company, or material breach of the employment agreement. The amended 2011 employment agreement also provides that upon our sale, or transfer of control of, all or substantially all of the assets or stock of the Company or the consummation of a merger or consolidation involving the Company in which the Company is not the surviving corporation, Mr. Christian will be paid an amount equal to 2.99 times the average of his total annual salary and bonus for the three immediately preceding periods of twelve consecutive months plus an additional amount as is necessary for applicable income taxes related to the payment under Code sections 280 and 4999 and all federal and state tax liabilities. Mr. Christian has the right to terminate the agreement at any time following a change-in-control. The amended 2011 employment agreement also provides that to the extent that any payments under the amended 2011 employment agreement would be subject to the excise tax imposed by Section 4999 and interest or penalties, Mr. Christian would be entitled to an additional payment to cover such excise tax, interest or penalties. If Mr. Christian’s employment is terminated for any reason, including death or voluntary resignation, but not a “for cause” termination, we are required to continue to provide health insurance and medical reimbursement to Mr. Christian and his spouse and to maintain and enforce all existing life insurance policies for a period of ten years.

The amended 2011 employment agreement also contains a covenant not to compete pursuant to which Mr. Christian agrees that if he voluntarily terminates his employment with the Company or is terminated for cause, for a three year period, he will not, directly or indirectly, own, manage, operate, control, or be employed by, any radio or television station the primary transmitter of which is located within sixty-five miles of the community license of a radio or television station (i) then operated by the Company or any of its subsidiaries, or (ii) then subject to a sale or purchase contract to which the Company or any subsidiary is a party.

Change-in-Control Agreements

As of December 28, 2007, Mr. Bush, Mr. Lada, Ms. Lobaito, and Ms. Bobinski entered into change-in-control agreements. As of September 28, 2018, Mr. Forgy also entered into a change-in-control agreement. A change-in-control is defined in these agreements to mean the occurrence of: (a) any person or group becoming the beneficial owner, directly or indirectly, of more than 30% of the combined voting power of the Company’s then outstanding securities and Mr. Christian ceasing to be Chairman and CEO of the Company; (b) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting securities of the Company or such surviving entity; or (c) the approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

If there is a change-in-control, the Company shall pay a lump sum payment within forty-five days thereof of 1.5 times the average of the executive’s last three full calendar years of such executive’s base salary and any annual cash bonus paid. In the event that such payment constitutes a “parachute payment” within the meaning of Section 280G subject to an excise tax imposed by Section 4999 of the Code, the Company shall pay the executive an additional amount so that the executive will receive the entire amount of the lump sum payment before deduction for federal, state and local income tax and payroll tax. In the event of a change-in-control (other than the approval of a plan of liquidation), the Company or the surviving entity may require as a condition to receipt of payment that the executive continue in employment for a period of up to six months after consummation of the change-in-control. During such six months, the executive will continue to earn his or her pre-existing salary and benefits. In such case, the executive shall be paid the lump sum payment upon completion of the continued employment. If, however, the executive fails to remain employed during this period of continued employment for any reason other than (a) termination without cause by the Company or the surviving entity, (b) death, (c) disability, or (d) breach of the agreement by the Company or the surviving entity, then the executive shall not be paid the lump sum payment. In addition, if the executive’s employment is terminated by the Company without cause within six months prior to the consummation of a change-in-control, then the executive shall be paid the lump sum payment within forty-five days of such change-in-control. Termination for cause means: (a) willful dishonesty involving the Company, excluding good faith expense account disputes; (b) conviction of or entering of a no contest plea to a felony or other crime involving material dishonesty or moral turpitude; (c) material failure or refusal to perform the executive’s duties or other lawful directive from the CEO or Board which is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (d) willful violation by the executive of the Company’s lawful policies or of the executive’s fiduciary duties, which violation is not cured by the executive within ten days after receipt by the executive of a written notice from the Company specifying the details thereof; (e) the executive’s willful violation of the Company’s published business conduct guidelines, code of ethics, conflict of interest, or similar policies; or (f) illegal drug or substance abuse or addiction by the executive which is not protected by law.

Under the form of stock option agreement made and entered into pursuant to the 2005 Incentive Compensation Plan, all options become fully vested and exercisable in full upon the occurrence of a change-in-control as defined in the 2005 Incentive Compensation Plan or if the Compensation Committee determines that a change-in-control has occurred, if the optionee is an employee at the time of such occurrence. Similarly, under the form of restricted stock agreement adopted under the 2005 Incentive Compensation Plan, the vesting or restricting period shall lapse with respect to all restricted stock upon the occurrence of a change-in-control, as defined in the 2005 Incentive Compensation Plan, or if the

Compensation Committee determines that a change-in-control has occurred if the grantee of the restricted stock is an employee at the time of such occurrence.

Under the Company’s 1999 and 2005 deferred compensation plans, in which Mr. Christian does not participate, upon a change-in-control of the Company as defined in such plans, each participant shall be distributed all amounts credited to the account of the participant in a lump sum.

The following tables show the estimated payments and benefits to the CEO (under the terms of the amended 2011 employment agreement) and the other named executive officers in the event of a change-in-control, upon retirement, upon termination other than retirement or death, and upon death assuming the trigger event occurred on December 31, 2018 (the last business day of the fiscal year), and the number of options and shares of restricted stock and the price per share, as applicable, which is the closing price on December 31, 2018:

Change-in-Control
	CEO Employment Agreement Salary, Bonus & Tax Gross-Up(1)	Change in Control Agreements(2)	Split Dollar Premium(3)(10)	Life Insurance Premium(4)	Health Insurance Premiums(5)	Medical Reimburse- ment(6)	Account Balance Non-Qualified Plan(7)	Restricted Stock(8)	Stock Options	CSV of Split Dollar Policy(9)	Accrued Vacation(10)	Total Change in Control Payments
Edward K. Christian	$9,715,510	$—	$500,000	$460,000	$74,000	$123,500	$—	$2,139,779	$—	$797,785	$440,135	$14,250,709
Samuel D. Bush	$—	$565,962	$—	$—	$—	$—	$292,381	$245,869	$—	$192,498	$—	$1,296,710
Marcia K. Lobaito	$—	$363,462	$—	$—	$—	$—	$398,262	$156,513	$—	$207,505	$—	$1,125,742
Catherine A. Bobinski	$—	$329,423	$—	$—	$—	$—	$357,996	$143,587	$—	$162,294	$—	$993,300
Christopher S. Forgy	$—	$375,865	$—	$—	$—	$—	$27,391	$69,750	$—	$—	$—	$473,006
Total	$9,715,510	$1,634,712	$500,000	$460,000	$74,000	$123,500	$1,076,030	$2,755,498	$—	$1,360,082	$440,135	$18,139,467

(1)	2.99 times three year average annual salary and bonus, grossed up for applicable taxes.
(2)	1.5 times three year average annual salary and bonus.
(3)	$50,000 annual premium for split dollar life insurance policy under the CEO’s amended 2011 employment agreement for ten years.
(4)	$750,000 life insurance policy for CEO under the CEO’s amended 2011 employment agreement for ten years estimated at $46,000 per year.
(5)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $7,400 per year.
(6)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $12,350 per year.
(7)	Participant distributed account balance in a lump sum.
(8)	All unvested units of restricted stock become fully vested.
(9)	All rights in the policy are assigned to the insured upon change-in-control (cash surrender value of policy).
(10)	Unused vacation accrues and rolls over to successive years.

Retirement upon age 65
	Health Insurance Premiums(1)	Medical Reimbursement(2)	Account Balance Non-Qualified Plan(3)	Stock Options	CSV of Split Dollar Policy(4)	Accrued Vacation(5)	Total Retirement Payments
Edward K. Christian	$74,000	$123,500	$—	$—	$797,785	$440,135		$1,435,420
Samuel D. Bush	$—	$—	$292,381	$—	$192,498	$—		$484,879
Warren S. Lada	$—	$—	$—	$—	$—	$—	$
Marcia K. Lobaito	$—	$—	$398,262	$—	$207,505	$—		$605,767
Catherine A. Bobinski	$—	$—	$357,996	$—	$162,294	$—		$520,290
Christopher S. Forgy	$—	$—	$27,391	$—	$—	$—		$27,391
Total	$74,000	$123,500	$1,076,030	$—	$1,360,082	$440,135		$3,073,747

(1)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $7,400 per year.

(2)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $12,350 per year.
(3)	Participant distributed account balance in a lump sum.
(4)	All rights in the policy are assigned to the insured upon change-in-control or separation from retirement at age 65 (cash surrender value of policy).
(5)	Unused vacation accrues and rolls over to successive years.

Termination other Than Retirement, Death or Disability
	Health Insurance Premiums(1)	Medical Reimbursement(2)	Account Balance Non-Qualified Plan(3)	Stock Options	Accrued Vacation(4)	Total Termination Payments
Edward K. Christian	$74,000	$123,500	$—	$—	$440,135	$637,635
Samuel D. Bush	$—	$—	$292,381	$—	$—	$292,381
Warren S. Lada(5)	$—	$—	$—	$—	$—	$—
Marcia K. Lobaito	$—	$—	$398,262	$—	$—	$398,262
Catherine A. Bobinski	$—	$—	$357,996	$—	$—	$357,996
Christopher S. Forgy	$—	$—	$27,391	$—	$—	$27,391
Total	$74,000	$123,500	$1,076,030	$—	$440,135	$1,713,665

(1)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years at $7,400 per year.
(2)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years at $12,350 per year.
(3)	Participant distributed account balance in a lump sum.
(4)	Unused vacation accrues and rolls over to successive years.
(5)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018, and therefore, any payments reflected are for illustrative purposes only.

	Termination Due to Death
	CEO Employment Agreement Salary & Bonus(1)	Health Insurance Premiums(2)	Medical Reimbursement(3)	150% of Account Balance Non Qualified Plan(4)	Restricted Stock(5)	Stock Options	Split Dollar Policy(6)	Accrued Vacation(7)	Total Termination Due to Death Payments
Edward K. Christian	$1,089,855	$37,000	$61,750	$—	$2,139,779	$—	$7,000,000	$440,135	$10,768,519
Samuel D. Bush	$—	$—	$—	$438,572	$—	$—	$500,000	$—	$938,572
Marcia K. Lobaito	$—	$—	$—	$578,064	$—	$—	$250,000	$—	$828,064
Catherine A. Bobinski	$—	$—	$—	$536,994	$—	$—	$250,000	$—	$786,994
Christopher S. Forgy	$—	$—	$—	$41,087	$—	$—	$—	$—	$41,087
Total	$1,089,855	$37,000	$61,750	$1,594,716	$2,139,779	$—	$8,000,000	$440,135	$13,363,235

(1)	The Company shall pay to the legal representative of Mr. Christian’s estate a lump sum payment equal to Mr. Christian’s then base salary.
(2)	Health insurance premiums for CEO’s spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $3,700 per year.
(3)	Medical reimbursement for CEO’s spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $6,175 per year.
(4)	Participant distributed 1.5 times account balance of amounts deferred prior to 2005 and up to a limit of $150,000 of amounts deferred after 2004.
(5)	All unvested units of restricted stock become fully vested.
(6)	Beneficiary receives face value of policy plus accumulation value (cash surrender value less premiums paid by employer). All policies’ accumulation value is zero at December 31, 2018. The CEO policy insures CEO and spouse for $7,000,000 and is paid out upon death of both spouses to successors.
(7)	Unused vacation accrues and rolls over to successive years.

Termination Due to Disability
	CEO Employment Agreement Salary & Bonus(1)	Health Insurance Premiums(2)	Medical Reimbursement(3)	Account Balance Non-Qualified Plan(4)	Restricted Stock(5)	Stock Options	Accrued Vacation(6)	Total Disability Payments
Edward K. Christian	$2,179,710	$74,000	$123,500	$—	$2,139,779	$—	$440,135	$4,957,124
Samuel D. Bush	$—	$—	$—	$292,381	$—	$—	$—	$292,381
Marcia K. Lobaito	$—	$—	$—	$398,262	$—	$—	$—	$398,262
Catherine A. Bobinski	$—	$—	$—	$357,996	$—	$—	$—	$357,996
Christopher S. Forgy	$—	$—	$—	$27,391	$—	$—	$—	$27,391
Total	$2,179,710	$74,000	$123,500	$1,076,030	$2,139,779	$—	$440,135	$6,033,154

(1)	In the event CEO suffers a disability, upon termination, CEO shall receive 100% of his then base salary for twenty-four months.
(2)	Health insurance premiums for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $7,400 per year.
(3)	Medical reimbursement for CEO and spouse under the CEO’s amended 2011 employment agreement for ten years estimated at $12,350 per year.
(4)	Participant distributed account balance in a lump sum.
(5)	All unvested units of restricted stock become fully vested.
(6)	Unused vacation accrues and rolls over to successive years.

COMPENSATION OF DIRECTORS

Each director who is not an employee receives an annual cash retainer of $34,000. Chairpersons of each committee who are not employees receive an additional annual cash retainer of $9,500. The Lead Director receives an additional annual cash retainer of $25,000. The retainers are paid quarterly. All directors who are not employees are required to hold and maintain 1,250 shares of the Company’s Class A Common Stock. Such directors are required to achieve this guideline within five years of joining the Board, or in the case of such directors serving at the time the guidelines were adopted, within five years of the date of the adoption of the guideline.

Directors may elect to pay out-of-pocket for health insurance benefits currently offered by the Company to its employees under its self-insured program. In the alternative, directors may elect to have part of their annual retainer used to pay for such benefits. Directors are also permitted to take into income the value of the health insurance benefit.

2018 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Clarke R. Brown, Jr.	$34,000	$17,442	$—		$51,442
Timothy J. Clarke(2)	$43,500	$22,325	$—		$65,825
Roy F. Coppedge III	$34,000	$17,442	$—		$51,442
G. Dean Pearce	$34,000	$17,442	$—		$51,442
Gary G. Stevens(3)	$68,500	$35,183	$8,958	(4)	$112,641
Warren S. Lada(5)	$17,000	$—	$—		$17,000

(1)	All stock awards comprise grants of Class A Common Restricted Stock which vest in one-third increments on November 6, 2019, 2020, and 2021, if the reporting person is a director on the applicable date. All such restricted stock, however, shall vest if the reporting person is a director on the occurrence or deemed occurrence of a change-in-control. Stock award values are calculated based on the closing price of our Class A Common Stock on the NASDAQ on November 28, 2018 ($37.27 per share).
(2)	Chairman of Finance and Audit Committee beginning after 2018 Annual Meeting of Stockholders.
(3)	Chairman of Compensation Committee, Lead Director.
(4)	Value of health insurance provided to Mr. Stevens.
(5)	Mr. Lada retired from employment with the Company as Chief Operating Officer effective June 30, 2018. He was appointed to the Company’s Board of Directors effective May 24, 2018.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH
DIRECTORS AND MANAGEMENT

Policy

Pursuant to our written Corporate Governance Guidelines, the Finance and Audit Committee is required to conduct a review of all related party transactions for potential conflicts of interest. All such transactions must be approved by the Finance and Audit Committee. To the extent such transactions are on-going business relationships with the Company, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than would be usual and customary in similar transactions between unrelated persons dealing at arm’s-length.

Related Party Transactions

Effective September 1, 2017, Saga Quad States, our fully owned subsidiary, completed the acquisition from Apex Media Corporation, a South Carolina corporation (“AMC”), and Pearce Development, LLC f/k/a Apex Real Property, LLC, a South Carolina limited liability company (“ARP” and together with AMC, “Seller”), of substantially all of Seller’s assets related to the operation of certain radio and translator stations. The terms and closing conditions for the transaction are set forth in the Asset Purchase Agreement dated May 9, 2017 (the “Apex Agreement”) by and among Seller, Saga Quad States, and, solely in his role as guarantor under the Apex Agreement, G. Dean Pearce. This acquisition was previously disclosed in our Form 8-K filed on May 10, 2017. Mr. Pearce is President of AMC and ARP, and currently serves on our Board of Directors. In connection with this transaction, we received 500 hours of service from New Pointe Systems, a subsidiary of Pearce Development, and agreed to provide 1,000 thirty second spots of airtime to Pearce Development. In 2017, we used approximately 400 hours of service from New Pointe Systems, and used the remaining 100 hours in 2018. As of December 31, 2018, we have approximately 1,000 thirty second spots of airtime left to provide to Pearce Development. During 2018, we paid approximately $4,100 of rent per month to Pearce Development for our Hilton Head studio and office space.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires certain of our officers, our directors, and persons who own more than 10% of a registered class of our equity securities (“insiders”), to file reports of ownership and changes in ownership with the SEC. Insiders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the year 2018, we believe that our officers and directors complied with all applicable reporting requirements for the year 2018.

OTHER MATTERS

Management does not know of any matters which will be brought before the Annual Meeting other than those specified in the notice thereof. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named in the form of proxy, or their substitutes acting thereunder, will vote thereon in accordance with their best judgment.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR ANNUAL MEETINGS

Stockholder proposals that are intended to be presented at our 2020 Annual Meeting of Stockholders must be received at our offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan 48236, no later than December 19, 2019, to be considered for inclusion in our proxy statement and proxy card relating to that meeting. Stockholder proposals which are not to be included in our proxy statement for the 2020 Annual Meeting of Stockholders and stockholder nominations of persons for election to the Board must be submitted in accordance with our bylaws, which set forth the information that must be received no later than February 13, 2020 (with respect to proposals) and February 11, 2020 (with respect to nominations). All proposals and nominations should be directed to the corporate Secretary, and should be sent by certified mail, return receipt requested in order to avoid confusion regarding dates of receipt. We expect the persons named as proxies for the 2019 Annual Meeting of Stockholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal or nomination presented by a stockholder at the 2019 Annual Meeting of Stockholders.

EXPENSE OF SOLICITING PROXIES

All the expenses of preparing, assembling, printing, and mailing the material used in the solicitation of proxies by the Board will be paid by us. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies on behalf of the Board by telephone, telegram, or personal interview, the expenses of which will be borne by us. Arrangements may also be made with brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by such persons at our expense.

By Order of the Board of Directors

MARCIA LOBAITO
Secretary

Grosse Pointe Farms, Michigan
April 17, 2019

Saga Communications, Inc.

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 12, 2019.

Online
Go to **www.investorvote.com/SGA** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SGA

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, and AGAINST Proposal 3.

	For	Withhold		For	Withhold		For	Withhold
01 - Clarke R. Brown, Jr.	☐	☐	02 - Edward K. Christian	☐	☐	03 - Timothy J. Clarke	☐	☐
04 - Roy F. Coppedge III	☐	☐	05 - Warren S. Lada	☐	☐	06 - G. Dean Pearce	☐	☐
07 - Gary Stevens	☐	☐						

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 13, 2019.
The Proxy Statement and the 2018 Annual Report to Shareholders are available at:
www.edocumentview.com/SGA.

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SGA

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SAGA COMMUNICATIONS, INC.

Annual Meeting of Stockholders – May 13, 2019
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Edward K. Christian, Samuel D. Bush and Marcia K. Lobaito, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Saga Communications, Inc. Class A Common Stock, $.01 par value, which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held at the Company's corporate offices, 73 Kercheval Avenue, Grosse Pointe Farms, Michigan on May 13, 2019 at 10:00 a.m. Eastern Daylight Time or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND "AGAINST" PROPOSAL 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐